Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2010 Third Quarter Results

JOHANNESBURG, May 6, 2010 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three and nine months ended March 31, 2010. Revenue during 3Q 2010 was $72.3 million, a year over year increase of 29% in US dollars (“USD”) and a decline of 2% in constant currency. Earnings per share under US generally accepted accounting principles (“GAAP”) in 3Q 2010 was $0.41 versus $0.26 a year ago, an increase of 58% in USD and 19% in constant currency. Fundamental earnings per share for 3Q 2010 was $0.51 compared to $0.34 in 3Q 2009, representing an increase of 50% in USD and 13% in constant currency.

Revenue during year to date fiscal 2010 (“F2010”) was $211.7 million, a year over year increase of 14% in US dollars (“USD”) and a decline of 4% in constant currency compared to year to date fiscal 2009 (“F2009”). Earnings per share under US generally accepted accounting principles (“GAAP”) during F2010 was $1.20 versus $1.20 a year ago, the same in USD and a decrease of 16% in constant currency. Fundamental earnings per share for F2010 was $1.47 compared to $1.08 for F2009, representing an increase of 36% in USD and 14% in constant currency.

Summary Financial Metrics

	Three months ended March 31,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	72,291	55,878	29%	(2)%
GAAP net income	18,772	14,379	31%	(1)%
Fundamental net income (1)	23,189	18,739	24%	(6)%
GAAP earnings per share ($) (2)	0.41	0.26	58%	19%
Fundamental earnings per share ($) (1) (2)	0.51	0.34	50%	13%
Fully diluted shares outstanding (‘000’s) (2)	45,643	55,799	(18)%
Average period USD/ ZAR exchange rate	7.53	9.96	(24)%

	Nine months ended March 31,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	211,669	185,201	14%	(4)%
GAAP net income	55,997	68,385	(18)%	(31)%
Fundamental net income (1) (2)	68,327	61,589	11%	(7)%
GAAP earnings per share ($) (2)	1.20	1.20	0%	(16)%
Fundamental earnings per share ($) (1) (2)	1.47	1.08	36%	14%
Fully diluted shares outstanding (‘000’s)	46,725	57,126	(18)%
Average period USD/ ZAR exchange rate	7.62	9.08	(16)%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 3Q 2010 and 3Q 2009 and F2010 and F2009 also excludes, where applicable, transaction-related costs, the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55%, JSE Limited (“JSE”) listing costs, a bank facility fee, goodwill impairment and a foreign exchange gain, net of tax, related to a short-term investment.

(2) GAAP basic and fundamental earnings per share for 3Q 2009 and F2009, have been retrospectively adjusted to include participating securities in the weighted average number of outstanding shares of common stock.

The following factors had a significant impact on the comparability of Net1’s 3Q 2010 results to last year:

  Favorable impact from the weakness of the US dollar: Emerging market currencies were negatively impacted by the global financial crisis during the last three months of calendar 2008 and the first half of calendar 2009. The US dollar depreciated by 24% compared to the ZAR during the third quarter of fiscal 2010 compared to fiscal 2009 which has had a positive impact on the Company’s reported results;
  Increased transaction volumes at EasyPay: Reported results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value-added services;

  Increased revenue from MediKredit at lower operating margins than other transaction-based activity business:
  The MediKredit acquisition positively impacted on the Company’s revenue during the third quarter of fiscal 2010, however, because MediKredit generates a lower operating margin than the Company’s other transaction-based activity businesses, it negatively affected reported segment margins;
  Increased user adoption in Iraq: Reported results were positively impacted by increased transaction revenues from the adoption of the Company’s UEPS technology in Iraq;
  Lower revenues and margins from hardware, software and related technology sales segment: Hardware, software and related technology sales segment continues to be adversely impacted by lower revenues, primarily as a result of fewer ad hoc sales to the Bank of Ghana when compared to a year ago, and overall margin pressure at Net1 UAT and weaker demand for the Company’s products as well as pricing pressures resulting from the global recession, all of which was partially offset by hardware sales to Iraq;
  Intangible asset amortization related to acquisitions: Reported results were adversely impacted by additional intangible asset amortization of approximately $0.5 million related to the RMT acquisition, which closed in April 2009 and $0.5 million related to the MediKredit acquisition, which closed in January 2010;
  Non-recurring items: During the third quarter of fiscal 2009 the Company recognized a loss on the sale of its traditional microlending business of $0.7 million (ZAR 7.4 million); and
  Lower weighted-average number of shares used to calculate earnings per share: Our basic and diluted earnings per share were positively impacted by the lower weighted-average number of shares resulting from the repurchase of our common stock from Brait S.A investment affiliates in July 2009.

Comments and Outlook

“I am extremely pleased with our third quarter results, which demonstrate the strength of our business model and the power of our technology,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We recognize that the pace of our international expansion has been slower than expected, however we have the management commitment, proposals and incentives to drive accelerating growth in our new initiatives over the coming quarters. We remain in active discussions with the South African government for the distribution of social welfare grants, and anticipate a conclusion to the process over the next 4-6 weeks. We are and expect to remain an integral distributor of welfare grants for the South African government. We are committed to driving long-term sustainable growth for all our stakeholders and to that effect, I am pleased to announce that our Board has doubled our share repurchase authorization to $100 million. I would also like to welcome the MediKredit and FIHRST teams to the Net1 family,” he concluded.

“While our full year 2010 constant currency results will ultimately depend on changes, if any, in the terms of our contract with SASSA, which may be applied retrospectively to April 1, 2010 to coincide with government’s fiscal year, we are currently unable to accurately forecast our constant currency guidance until our negotiations with SASSA have been finalized,” said Herman Kotzé, Chief Financial Officer of Net1. “Our growth during 3Q 2010 was driven by EasyPay, Iraq and the addition of MediKredit,” he concluded.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

     Transaction-based activities

Transaction-based activities revenue was $50.9 million, up 41% compared with 3Q 2009 in USD and 7% on a constant currency basis. Revenue increased as a result of increased transaction volumes at EasyPay, the growing utilization of the Company’s UEPS system in Iraq and the acquisition of MediKredit. Operating margin decreased to 53% from 60% during 3Q 2010 primarily due to additional intangible asset amortization related to the acquisition of MediKredit, lower margins in the Company’s MediKredit operation compared with the Company’s transaction-based activities and ad hoc hardware maintenance charges at Easypay, which was partially offset by increased transaction fees from the utilization of the Company’s UEPS system in Iraq. Excluding amortization of acquisition-related intangibles, 3Q 2010 segment operating margin was 55% compared with 61% during 3Q 2009.

     Smart card accounts

Smart card account revenue was $8.0 million, up 19% compared with 3Q 2009 in USD and 10% lower on a constant currency basis. Operating margin for the segment remained consistent at 45% for 3Q 2010 and 3Q 2009.

     Financial services

Financial services revenue was $1.1 million, down 15% compared with 3Q 2009 in USD and 36% on a constant currency basis, principally due to the divestiture of the Company’s traditional microlending business in 3Q 2009. However, operating margin for this segment, adjusted for the loss related to the sale in 3Q 2009, improved significantly to 72% from 35% in 3Q 2009 as a result of the sale of this low-margin business, and higher profitability from the Company’s underlying UEPS-based lending activities.

     Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $12.3 million, up 4% compared with 3Q 2009 in USD and down 21% on a constant currency basis. The decrease in revenue and operating income was primarily due to lower revenues at Net1 UAT and lower ad hoc hardware sales in 2010 as compared with the prior year when the Company recorded revenue from sales under its Ghana contract, which was offset marginally by increased hardware sales to Iraq. As a result, operating margin for this segment decreased to (15)% from (12)% in 3Q 2009. Excluding amortization of all intangibles, segment operating margin was 5% compared to 12% during 3Q 2009.

     Cash flow and liquidity

At March 31, 2010, the Company had cash and equivalents of $184 million, down from $221 million at June 30, 2009. The decrease was primarily attributable to the repurchase of the Company’s common stock from Brait S.A.’s investment affiliates. For 3Q 2010, the Company generated operating cash flow of $31.7 million compared to $5.1 million in 3Q 2009. The increase in operating cash flow results mainly from the removal of the requirement to pre-fund social welfare grant payments in 4Q 2009. Capital expenditures for 3Q 2010 and 2009 were $1.0 million and $0.4 million, respectively. Capital expenditures for each of F2010 and F2009 were approximately $2.3 million and $3.7 million. For F2010, the Company generated operating cash flow of $82.4 million compared to $18.0 million in F2009. During 3Q 2010 the Company did not repurchase any shares out of the $50 million authorization approved in February 2010.

Share repurchase authorization

On May 5, 2010, the Company’s Board of Directors authorized an increase in the Company’s share repurchase program by an additional $50 million, resulting in a repurchase program of up to $100 million of the Company’s common stock. The authorization does not have an expiration date.

The share repurchase authorization will be used at management’s discretion, subject to limitations imposed by SEC Rule 10b-18 and other legal requirements and subject to price and other internal limitations established by the Board. Repurchases will be funded from the Company’s available cash. Share repurchases may be made through open market purchases, privately negotiated transactions, or both. There can be no assurance that the Company will purchase any shares or any particular number of shares.

The authorization may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity and other factors that management deems appropriate.

FIHRST purchase

On March 31 2010, the Company acquired the FIHRST business and related software for ZAR 70 million (approximately $9 million) in cash. FIHRST offers a third party payroll payments solution to South African companies, representing approximately 700,000 employees with a transaction volume of approximately R40 billion per annum.

Use of Non-GAAP Measures

US securities laws require that when Net1 publish any non-GAAP measures, it disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Under GAAP, the Company is required to fair value all intangible assets on the date of the acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards, and recognize a stock-based compensation charge over the requisite service period. The Company’s GAAP net income and earnings per share for the three and nine months March 31, 2010 and 2009, include amortization of intangibles and stock-based compensation. In addition, in 2010, transaction-related costs are included and in 2009, JSE listing costs, a bank facility fee, goodwill impairment and a foreign exchange gain, net of tax, related to a short-term investment are included. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 was included in net income and earnings per share for the nine months ended March 31, 2009. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of the Company’s listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between the Company’s net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review third quarter results on May 7, 2010, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 30, 2010.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1’s market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Net1’s universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smartcard) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$72,291	$55,878	$211,669	$185,201

EXPENSE

Cost of goods sold, IT processing, servicing and support	17,910	15,225	55,652	51,636

Selling, general and administration	22,381	14,772	58,987	48,081

Depreciation and amortization	5,141	4,266	14,384	11,950

LOSS ON SALE OF MICROLENDING BUSINESS	-	742	-	742

IMPAIRMENT OF GOODWILL	-	-	-	1,836

OPERATING INCOME	26,859	20,873	82,646	70,956

FOREIGN EXCHANGE GAIN RELATED TO SHORT-TERM INVESTMENT	-	-	-	26,657

INTEREST INCOME, net	2,206	2,125	6,470	7,590

INCOME BEFORE INCOME TAXES	29,065	22,998	89,116	105,203

INCOME TAX EXPENSE	10,441	8,543	32,964	35,444

NET INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	18,624	14,455	56,152	69,759

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(44)	(261)	(425)	(797)

NET INCOME	18,580	14,194	55,727	68,962

(ADD) LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(192)	(185)	(270)	577

NET INCOME ATTRIBUTABLE TO NET1	$18,772	$14, 379	$55,997	$68,385

Net income per share, in cents
Basic earnings attributable to Net1 shareholders	41.4	25.8	120.3	120.1
Diluted earnings attributable to Net1 shareholders	41.1	25.8	119.8	119.7

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2010	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$184,341	$220,786
Pre-funded social welfare grants receivable	4,752	4,930
Accounts receivable, net of allowances of – March: $475; June: $395	46,822	42,475
Finance loans receivable, net of allowances of – March: $245; June: $226	4,575	2,563
Deferred expenditure on smart cards	13	8
Inventory	5,195	7,250
Deferred income taxes	12,491	12,282
Total current assets before funds held for clients	258,189	290,294
Funds held for clients	3,304	-
Total current assets	261,493	290,294
OTHER LONG-TERM ASSETS, including available for sale securities	6,896	7,147
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – March: $37,666; June: $28,169	8,269	7,376
EQUITY-ACCOUNTED INVESTMENTS	2,158	2,583
GOODWILL	119,418	116,197
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – March: $32,281; June: $31,150	78,278	75,890
TOTAL ASSETS	476,512	499,487
LIABILITIES
CURRENT LIABILITIES
Accounts payable	6,594	5,481
Other payables	77,422	61,454
Income taxes payable	15,136	10,874
Total current liabilities before client fund obligations	99,152	77,809
Client fund obligations	3,304	-
Total current liabilities	102,456	77,809
DEFERRED INCOME TAXES	50,220	41,737
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	5,274	4,185
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	157,950	123,731
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,378,397; June: 54,506,487	59	59
ADDITIONAL PAID-IN-CAPITAL	132,133	126,914
TREASURY SHARES, AT COST: March: 13,149,042; June: 3,927,516	(173,671)	(48,637)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(51,496)	(58,472)
RETAINED EARNINGS	409,350	353,353
TOTAL NET1 EQUITY	316,375	373,217
NON-CONTROLLING INTEREST	2,187	2,539
TOTAL EQUITY	318,562	375,756
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$476,512	$499,487
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$18,580	14,194	$55,727	$68,962
Depreciation and amortization	5,141	4,266	14,384	11,950
Impairment of goodwill	-	-	-	1,836
Loss from equity-accounted investments	44	261	425	797
Fair value adjustments	183	487	12	(1,957)
Unrealized foreign exchange gain related to short-term investment	-	-	-	(1,015)
Interest payable	74	105	229	336
Loss on disposal of property, plant and equipment	29	9	31	9
Loss on sale of microlending business	-	742	-	742
Stock-based compensation charge	1,400	1,317	4,254	3,868
Facility fee amortized	-	-	-	1,100
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(3,314)	(17,329)	2,736	(55,120)
Decrease (Increase) in deferred expenditure on smart cards	55	84	(5)	57
(Increase) Decrease in inventory	(221)	(1,538)	2,465	(1,244)
Increase (Decrease) in accounts payable and other payables	1,325	2,215	(8,017)	(15,374)
Increase in taxes payable	7,343	475	7,027	4,659
Increase (Decrease) in deferred taxes	1,070	(182)	3,181	(1,601)
Net cash provided by operating activities	31,709	5,106	82,449	18,005

Cash flows from investing activities
Capital expenditures	(984)	(413)	(2,310)	(3,696)
Proceeds from disposal of property, plant and equipment	62	1	124	3
Acquisition of MediKredit, net of cash acquired	(981)	-	(981)	-
Acquisition of available for sale security	-	(3,422)	-	(3,422)
Acquisition of Net1 UAT, net of cash acquired	-	(1,906)	-	(97,992)
Acquisition of shares in equity-accounted investments	-	(150)	-	(450)
Net change in funds held for clients	280	-	280	-
Net cash used in investing activities	(1,623)	(5,890)	(2,887)	(105,557)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue expenses	-	-	720	155
Treasury stock acquired	-	-	(126,304)	(24,752)
Proceeds from short-term loan facility	-	-	-	110,000
Repayment of short-term loan facility	-	-	-	(110,000)
Payment of facility fee	-	-	-	(1,100)
Repayment of non-controlling interest loan	-	-	(137)	-
Net change in client funds obligations	(280)	-	(280)	-
Proceeds from bank overdrafts	-	2,401	-	2,496
Repayment of loans	-	(2,252)	-	(2,252)
Net cash (used in) provided by financing activities	(280)	149	(126,001)	(25,453)

Effect of exchange rate changes on cash	1,664	(2,996)	9,994	(38,445)

Net increase (decrease) in cash and cash equivalents	31,470	(3,631)	(36,445)	(151,450)

Cash and cash equivalents – beginning of period	152,871	124,656	220,786	272,475

Cash and cash equivalents – end of period	$184,341	121,025	$184,341	$121,025

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended March 31, 2010 and 2009 and December 31, 2009

						Change – constant
				Change - actual		exchange rate(1)
				Q3 ‘10	Q3 ‘10	Q3 ‘10	Q3 ‘10
				vs	vs	vs	vs
Key segmental data, in ’000, except margins	Q3 ‘10	Q3 ‘09	Q2 ‘10	Q3 ‘09	Q2 ‘10	Q3 ‘09	Q2 ‘10
Revenue:
Transaction-based activities	$50,854	$35,995	$45,415	41%	12%	7%	12%
Smart card accounts	7,956	6,676	$8,137	19%	(2)%	(10)%	(2)%
Financial services	1,149	1,357	$858	(15)%	34%	(36)%	34%
Hardware, software and related technology sales	12,332	11,850	19,454	4%	(37)%	(21)%	(37)%
Total consolidated revenue	$72,291	$55,878	$73,864	29%	(2)%	(2)%	(2)%

Consolidated operating income (loss):
Transaction-based activities	$26,837	$21,638	$26,733	24%	0%	(6)%	1%
Smart card accounts	3,616	3,034	3,699	19%	(2)%	(10)%	(2)%
Financial services	831	(261)	546	(418)%	52%	(341)%	52%
Hardware, software and related technology sales	(1,798)	(1,398)	1,660	29%	(208)%	(3)%	(208)%
Corporate/ Eliminations	(2,627)	(2,140)	(3,219)	23%	(18)%	(7)%	(18)%
Total operating income	$26,859	$20,873	$29,419	29%	(9)%	(3)%	(9)%

Operating income margin (%)
Transaction-based activities	53%	60%	59%
Smart card accounts	45%	45%	45%
Financial services	72%	(19)%	64%
Hardware, software and related technology sales	(15)%	(12)%	9%
Overall operating margin	37%	37%	40%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2010 also prevailed during the third quarter of fiscal 2009 and the second quarter of fiscal 2010.

Nine months ended March 31, 2010 and 2009

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			Q3 ‘10	Q3 ‘10
			vs	vs
Key segmental data, in ’000, except margins	Q3 ‘10	Q3 ‘09	Q3 ‘09	Q3 ‘09
Revenue:
Transaction-based activities	$141,247	$109,159	29%	9%
Smart card accounts	$24,167	21,957	10%	(8)%
Financial services	$2,799	4,571	(39)%	(49)%
Hardware, software and related technology sales	$43,456	49,514	(12)%	(26)%
Total consolidated revenue	$211,669	$185,201	14%	(4)%

Consolidated operating income (loss):
Transaction-based activities	$80,238	$60,929	32%	11%
Smart card accounts	10,985	9,979	10%	(8)%
Financial services	1,908	(1,504)	(227)%	(206)%
Hardware, software and related technology sales	(1,851)	8,229	(122)%	(119)%
Corporate/ Eliminations	(8,634)	(6,677)	29%	9%
Total operating income	$82,646	$70,956	16%	(2)%

Operating income margin (%)
Transaction-based activities	57%	56%
Smart card accounts	45%	45%
Financial services	68%	(33)%
Hardware, software and related technology sales	(4)%	17%
Overall operating margin	39%	38%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2010 also prevailed during year to date fiscal 2009.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended March 31, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	18,772	14,379	41	26	141,431	143,241	312	257

Amortization of intangible assets(1)	2,733	2,301			20,595	22,923
Customer relationships	3,192	2,454			24,053	24,446
Software and unpatented technology	430	667			3,239	6,642
Trademarks	90	68			679	679
Database	67	-			507	-
Deferred tax benefit	(1,046)	(888)			(7,883)	(8,844)
Stock-based charge	1,401	1,317			10,555	13,120
Loss on sale of Moneyline.	-	742			-	7,392
Acquisition-related costs	283	-			2,135	-
Fundamental	23,189	18,739	51	34	174,716	186,676	385	335

(1) Amortization of Prism, EasyPay, RMT, MediKredit and BGS intangibles, net of deferred tax benefit.
(2) Includes stock-based compensation charges related to options and non-vested stock awards.

Nine months ended March 31, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	55,997	68,385	120	120	426,961	621,137	918	1,091

Amortization of intangible assets(1)	7,694	6,068			58,658	55,111
Customer relationships	9,775	6,070			74,526	55,130
Software and unpatented technology	425	2,194			3,239	19,926
Trademarks	267	224			2,036	2,036
Database	66				507
Deferred tax benefit	(2,839)	(2,420)			(21,650)	(21,981)
Stock-based charge(2)	4,254	3,868			32,435	35,133
JSE listing costs	-	495			-	4,496
Facility fee	-	1,100			-	9,991
Foreign exchange gain related to a short-term investment, net of tax of $9,210	-	(17,447)			-	(158,469)
Impairment of goodwill	-	1,836			-	16,676
Change in tax rate	-	(3,458)			-	(31,409)
Loss on sale of Moneyline.	-	742			-	6,740
Acquisition-related costs	382	-			2,911	-
Fundamental	68,327	61,589	147	108	520,965	559,406	1,120	983

(1) Amortization of Prism, EasyPay, RMT, MediKredit and BGS intangibles, net of deferred tax benefit.
(2) Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2010 and 2009

	2010	2009

Net income (USD’000)	18,772	14,379
Adjustments:
Loss on sale of Moneyline	-	742
Loss (Profit) on sale of property, plant and equipment (USD’000)	29	9
Tax effects on above (USD’000)	(10)	(3)

Net income used to calculate headline earnings (USD’000)	18,791	15,127

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,378	55,673

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,643	55,798

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	41	27
Diluted earnings – common stock and linked units, in US cents	41	27

Nine months ended March 31, 2010 and 2009
	2010	2009

Net income (USD’000)	55,997	68,385
Adjustments:
Impairment of goodwill	-	1,836
Loss on sale of Moneyline	-	742
Loss (Profit) on sale of property, plant and equipment (USD’000)	31	9
Tax effects on above (USD’000)	(11)	(3)

Net income used to calculate headline earnings (USD’000)	56,017	70,969

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,532	56,933

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,725	57,126

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	120	125
Diluted earnings – common stock and linked units, in US cents	120	124